EXHIBIT 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated February 13, 2019 to the prospectus dated December 10, 2018 relating to securities issued pursuant to Registration Statement No. 333-225889 of Export Development Canada.

/s/ Stikeman Elliot LLP
Stikeman Elliott LLP

February 20, 2019